Exhibit 99.1

CEVA, Inc. Announces Fourth Quarter and 2013 Financial Results

•	Record quarterly license revenue of $7.3M

•	Record eleven deals signed during quarter, including six first-time customers

•	Company purchased 1.3M shares for approximately $20M during 2013

MOUNTAIN VIEW, Calif. – January 30, 2014 – CEVA, Inc. (NASDAQ: CEVA), the leading licensor of silicon intellectual property (SIP) platform solutions and DSP cores for the mobile, digital home and networking markets, today announced its financial results for the fourth quarter and year ended December 31, 2013.

Fourth Quarter 2013

Total revenue for the fourth quarter of 2013 was $14.0 million, an increase of 8% compared to $13.0 million reported for the fourth quarter of 2012. Fourth quarter 2013 licensing and related revenue was $7.3 million, an all-time record high, representing a 52% increase compared to $4.8 million reported for the fourth quarter of 2012. Royalty revenue for the fourth quarter of 2013 was $6.7 million, a decrease of 18% compared to $8.2 million reported for the fourth quarter of 2012.

U.S. GAAP net income for the fourth quarter of 2013 was $3.1 million, an increase of 14% over $2.8 million reported for the same period in 2012. U.S. GAAP diluted earnings per share for the fourth quarter of 2013 were $0.14, an increase of 17% compared to $0.12 for the fourth quarter of 2012.

Non-GAAP net income and diluted earnings per share for the fourth quarter of 2013 were $4.5 million and $0.2, respectively, representing an increase of 4% and 5%, respectively, over the $4.3 million and $0.19 reported for the fourth quarter of 2012. Non-GAAP net income and diluted earnings per share for the fourth quarter of 2013 excluded an aggregate equity-based compensation expense, net of taxes, of $1.3 million. Non-GAAP net income and diluted earnings per share for the fourth quarter of 2012 excluded an aggregate equity-based compensation expense, net of taxes, of $1.2 million, and $0.3 million related to transaction costs, net of taxes, associated with the MIPS transaction.

Gideon Wertheizer, Chief Executive Officer of CEVA, stated, “We are extremely pleased with our fourth quarter results which represent the strongest licensing quarter in CEVA’s history and reflects our continued success in penetrating new markets. Overall, during 2013 we made substantial progress in expanding our licensee reach beyond the cellular baseband market with our broadened technology portfolio. We signed thirty licensing agreements during the year, including seventeen first-time customers. These new licensees will serve to grow our future royalty base and diversify the end markets where our technology is deployed.”

Mr. Wertheizer continued, “While our royalty revenue for the year was down, fourth quarter royalty revenue was in line with our guidance. Looking forward, the accelerated market adoption of low-cost smartphones and volume shipments of LTE chipsets containing our DSPs are expected to drive our royalty growth.”

During the fourth quarter of 2013, the Company concluded eleven new license agreements, six of which were with first-time customers. Nine of the agreements were for CEVA DSP cores, platforms and software, and two agreements were for CEVA Bluetooth technology. Target applications for customer deployment are cellular baseband, imaging, vision and audio in smartphones, advanced driver assistance systems and Bluetooth connectivity. Geographically, of the eleven license agreements signed, one was in Europe and ten were in Asia, including Japan.

Full Year 2013 Review

Total revenue for 2013 was $48.9 million, a decrease of 9% compared to $53.7 million reported for 2012. Royalty revenue for 2013 was $26.5 million, representing a decrease of 17% compared to $32.0 million reported for 2012. Licensing and related revenue for 2013 was $22.4 million, an increase of 3% compared to $21.7 million reported for 2012.

U.S. GAAP net income and diluted earnings per share for 2013 were $6.7 million and $0.3, respectively, a decrease of 51% and 49%, respectively, compared to $13.7 million and $0.59 reported for 2012.

Non-GAAP net income and diluted earnings per share for 2013 were $12.0 million and $0.54, respectively, representing a decrease of 34% and 32%, respectively, over the $18.4 million and $0.79 reported for 2012. Non-GAAP net income and diluted earnings per share for 2013 excluded an aggregate equity-based compensation expense, net of taxes, of $5.3 million. Non-GAAP net income and diluted earnings per share for 2012 excluded an aggregate equity-based compensation expense, net of taxes, of $4.4 million, as well as $0.3 million related to transaction costs, net of taxes, associated with the MIPS transaction.

In 2013, the Company continued to actively exercise its share repurchase program, buying back approximately 1.3 million shares of its common stock at an average price of $15.80 per share for a total consideration of approximately $20 million, illustrating strong conviction in CEVA’s long-term growth prospects. As of December 31, 2013, CEVA’s cash and cash equivalent balances, marketable securities and bank deposits were approximately $152 million.

CEVA Conference Call

On January 30, 2014, CEVA management will conduct a conference call at 8:30 a.m. Eastern Time / 1:30 p.m. London time, to discuss the operating performance for the fourth quarter and year ended December 31, 2013.

The conference call will be available via the following dial in numbers:

•	U.S. Participants: Dial 1-877-870-4263 (Access Code: CEVA)

•	International Participants: Dial +1-412-317-0790 (Access Code: CEVA)

The conference call will also be available live via the Internet at the following link: http://www.videonewswire.com/event.asp?id=97547. Please go to the web site at least fifteen minutes prior to the call to register, download and install any necessary audio software.

For those who cannot access the live broadcast, a replay will be available by dialing +1-877-344-7529 or +1-412-317-0088 (access code: 10038861) from one hour after the end of the call until 9:00 a.m. (Eastern Time) on February 8, 2014.

About CEVA, Inc.

CEVA is the world’s leading licensor of silicon intellectual property (SIP) DSP cores and platform solutions for the mobile, digital home and networking markets. CEVA’s IP portfolio includes comprehensive technologies for cellular baseband (2G / 3G / 4G), multimedia (vision, imaging and HD audio), voice processing, Bluetooth, Serial Attached SCSI (SAS) and Serial ATA (SATA). In 2013, CEVA’s IP was shipped in over 1 billion devices, powering smartphones from many of the world’s leading OEMs, including HTC, Huawei, Lenovo, LG, Nokia, Motorola, Samsung, Sony, TCL and ZTE. Today, more than 40% of handsets shipped worldwide are powered by a CEVA DSP core. For more information, visit www.ceva-dsp.com. Follow CEVA on twitter at www.twitter.com/cevadsp.

Forward Looking Statement

This press release contains forward-looking statements that involve risks and uncertainties, as well as assumptions that if they materialize or prove incorrect, could cause the results of CEVA to differ materially from those expressed or implied by such forward-looking statements and assumptions. Forward-looking statements include Mr. Wertheizer’s statements about the new licensees signed in 2013 serving to grow CEVA’s future royalty base and diversifying its end markets, and the accelerated market adoption of low-cost smartphones and volume shipments of LTE chipsets containing CEVA’s DSPs expecting to drive CEVA’s royalty growth. The risks, uncertainties and assumptions include: the ability of the CEVA DSP cores and other technologies to continue to be strong growth drivers for us; our success in penetrating new markets and maintaining our market position in existing markets; the ability of products incorporating our technologies to achieve market acceptance, the expansion of 3G and LTE networks, the effect of intense industry competition and consolidation, global chip market trends, the possibility that markets for our technologies may not develop as expected or that products incorporating our technologies do not achieve market acceptance; our ability to timely and successfully develop and introduce new technologies; and general market conditions and other risks relating to our business, including, but not limited to, those that are described from time to time in our SEC filings. CEVA assumes no obligation to update any forward-looking statements or information, which speak as of their respective dates.

For More Information Contact:

Yaniv Arieli CEVA, Inc. CFO +1.650.417.7941 yaniv.arieli@ceva-dsp.com	Richard Kingston CEVA, Inc. Director of Marketing & Investor Relations +1.650.417.7976 richard.kingston@ceva-dsp.com

CEVA, INC. AND ITS SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF INCOME – U.S. GAAP

U.S. dollars in thousands, except per share data

	Quarter ended		Year ended
	December 31,		December 31,
	2013	2012	2013	2012 (*)
	Unaudited	Unaudited	Unaudited	Unaudited
Revenues:
Licensing and related revenues	$7,264	$4,764	$22,372	$21,727
Royalties	6,702	8,203	26,528	31,950

Total revenues	13,966	12,967	48,900	53,677

Cost of revenues	1,364	1,025	5,163	3,952

Gross profit	12,602	11,942	43,737	49,725

Operating expenses:
Research and development, net	4,937	4,695	21,216	20,243
Sales and marketing	2,821	2,603	10,092	9,231
General and administrative	2,082	2,226	7,670	7,884

Total operating expenses	9,840	9,524	38,978	37,358

Operating income	2,762	2,418	4,759	12,367
Financial income, net	661	727	2,714	3,380

Income before taxes on income	3,423	3,145	7,473	15,747
Taxes on income	295	390	788	2,062

Net income	$3,128	$2,755	$6,685	$13,685

Basic earnings per share	$0.14	$0.12	$0.30	$0.60
Diluted earnings per share	$0.14	$0.12	$0.30	$0.59
Weighted-average number of Common Stock used in computation of earnings per share (in thousands):
Basic	21,685	22,300	22,009	22,798
Diluted	22,063	22,737	22,465	23,357

(*)	Derived from audited financial statements

Unaudited Reconciliation of GAAP to Non-GAAP Financial Measures

(U.S. Dollars in thousands, except per share amounts)

	Quarter ended		Year ended
	December 31,		December 31,
	2013	2012	2013	2012
	Unaudited	Unaudited	Unaudited	Unaudited
GAAP net income	3,128	2,755	6,685	13,685
Equity-based compensation expense included in cost of revenue	89	64	312	241
Equity-based compensation expense included in research and development expenses	525	483	2,014	1,810
Equity-based compensation expense included in sales and marketing expenses	290	313	1,311	1,036
Equity-based compensation expense included in general and administrative expenses	592	535	2,283	1,996
MIPS transaction costs	—	415 (1)	—	415 (1)
Taxes on income (benefit)	(167)	(277)	(578)	(827)

Non-GAAP net income	4,457	4,288	12,027	18,356

GAAP weighted-average number of Common Stock used in computation of diluted earnings per share (in thousands)	22,063	22,737	22,465	23,357
Weighted-average number of shares related to outstanding options	—	2	14	4

Weighted-average number of Common Stock used in computation of diluted earnings per share, excluding equity-based compensation expense and transaction costs, both net of taxes, and taxes on income (benefit) (in thousands)	22,063	22,739	22,479	23,361
GAAP diluted earnings per share	$0.14	$0.12	$0.30	$0.59
Equity-based compensation expense	$0.07	$0.06	$0. 26	$0.22
Taxes on income (benefit)	($0.01)	($0.01)	($0.02)	($0.04)
MIPS transaction costs	—	$0.02	—	$0.02

Non-GAAP diluted earnings per share	$0.20	$0.19	$0.54	$0.79

(1)	Results for the three months and for the year ended December 31, 2012 included transaction costs, net of taxes, associated with the MIPS transaction.

CEVA, INC. AND ITS SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(U.S. Dollars in thousands)

	December 31,	December 31,
	2013	2012 (*)
	Unaudited	Unaudited
ASSETS
Current assets:
Cash and cash equivalents	$24,117	$18,422
Marketable securities and short term bank deposits	110,411	116,572
Trade receivables, net	5,629	6,232
Deferred tax assets	3,457	2,065
Prepaid expenses and other current assets	1,996	2,361

Total current assets	145,610	145,652

Long-term assets:
Long term bank deposits	17,066	23,050
Severance pay fund	7,215	6,130
Deferred tax assets	955	1,178
Property and equipment, net	1,616	1,392
Goodwill	36,498	36,498
Investment in other companies	3,367	2,433

Total assets	$212,327	$216,333

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Trade payables	$1,085	$1,176
Deferred revenues	623	865
Accrued expenses and other payables	10,563	10,240
Taxes payable	1,833	1,626
Deferred tax liabilities	73	200

Total current liabilities	14,177	14,107
Accrued severance pay	7,255	6,158

Total liabilities	21,432	20,265

Stockholders’ equity:
Common Stock:	21	22
Additional paid in-capital	204,415	198,495
Treasury Stock	(41,005)	(25,694)
Accumulated other comprehensive income (loss)	(81)	360
Retained earnings	27,545	22,885

Total stockholders’ equity	190,895	196,068

Total liabilities and stockholders’ equity	$212,327	$216,333

(*)	Derived from audited financial statements